Exhibit 2.1

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of June 4, 2015, is entered into by and among Lakes Entertainment, Inc., a Minnesota corporation (“Parent”), LG Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), Sartini Gaming, Inc., a Nevada corporation (the “Company”), and The Blake L. Sartini and Delise F. Sartini Family Trust (the “Stockholder,” and, together with Parent, Merger Subsidiary and the Company, the “Parties” and each a “Party”), to amend that certain Agreement and Plan of Merger, dated as of January 25, 2015, by and among the Parties (the “Merger Agreement”).

WHEREAS, the Parties desire to amend the Merger Agreement, as set forth herein.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Company, Parent, Merger Subsidiary and the Stockholder hereby agree as follows:

1.            Parent Annual Shareholder Meeting. Section 5.9 of the Merger Agreement is hereby amended by inserting the following subsection (e) immediately after subsection (d) thereof:

“(e)     As promptly as reasonably practicable, but in any event by no later than two Business Days after the Parent Shareholder Approval is obtained at the Parent Special Meeting, Parent shall, with the assistance of the Company, prepare the proxy statement for the Parent Annual Shareholder Meeting (such proxy statement, the “Annual Meeting Proxy Statement”) and file the Annual Meeting Proxy Statement with the SEC. Parent shall use its reasonable best efforts to resolve all SEC comments with respect to the Annual Meeting Proxy Statement as promptly as practicable after receipt thereof. Parent will promptly correct any information in the Annual Meeting Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect prior to the Parent Annual Shareholder Meeting. Parent shall cause the Annual Meeting Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to its shareholders, in each case as and to the extent required by applicable federal securities laws. Section 5.9(b)-(c) shall apply mutatis mutandis to the Parent Annual Shareholder Meeting, the Annual Meeting Proxy Statement and the Additional Parent Shareholder Approval (except that Parent shall use its reasonable best efforts to conduct the Parent Annual Shareholder Meeting on or prior to July 31, 2015, unless the Parties mutually agree to some other date). The Parent Board of Directors shall take all lawful action which it reasonably deems necessary to solicit, and shall recommend, the approval of the Bylaws Amendment. Parent shall include in the Annual Meeting Proxy Statement a statement that the Parent Board of Directors recommends that Parent’s shareholders vote to approve the Bylaws Amendment at the Parent Annual Shareholder Meeting. The expenses incurred in connection with the filing, printing and mailing of the Annual Meeting Proxy Statement (including applicable SEC filing fees) and the solicitation of the Additional Parent Shareholder Approval shall be paid by Parent.”

2.            Conditions to Company’s Obligations. Section 7.3(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(a)     The Parent Shareholder Approval and the Additional Parent Shareholder Approval shall have been obtained.”

3.             Termination Rights. Section 8.1(g)(i) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(i) the Parent Shareholder Approval is not obtained at the Parent Special Meeting or the Additional Parent Shareholder Approval is not obtained at the Parent Annual Shareholder Meeting.”

4.             Fees and Expenses. Section 8.3(b)(ii) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(A) an Acquisition Proposal shall have been made by any party (a “Proposing Party”) directly to Parent’s shareholders or otherwise publicly disclosed prior to the taking of the vote to receive either the Parent Shareholder Approval at the Parent Special Meeting or any adjournment or postponement thereof or the Additional Parent Shareholder Approval at the Parent Annual Shareholder Meeting or any adjournment or postponement thereof, (B) this Agreement is thereafter terminated by either the Company or Parent pursuant to Sections 8.1(b), 8.1(d) or 8.1(g)(i), and (C) within 12 months of the date of such termination of this Agreement, Parent or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal with the Proposing Party or its Affiliates,”

5.            Definitions. Section 11.1 of the Merger Agreement is hereby amended by inserting the following definitions in alphabetical order:

““Additional Parent Shareholder Approval” means the affirmative vote of a majority of the voting power of the shares present and entitled to vote, in person or by proxy, at the Parent Annual Shareholder Meeting, to approve the Bylaws Amendment.

“Bylaws Amendment” means an amendment to the Bylaws of Parent, as amended, in form and substance reasonably satisfactory to the Company, and which has been approved by a committee of the Parent Board of Directors made up of individuals who meet the requirements of Subdivision 1(a)(1)-(4) of Section 302A.671 of the Minnesota Business Corporation Act, that renders Section 302A.671 of the Minnesota Business Corporation Act entirely inapplicable to Parent and that entirely eliminates its effects with respect to Parent and all shares of Parent, including with respect to its applicability to and effect on this Agreement, the Merger, the Parent Voting Agreements and any other transaction contemplated hereby or thereby.

“Parent Annual Shareholder Meeting” means the 2015 annual meeting of shareholders of Parent.”

6.             Miscellaneous. Except as set forth in this Amendment, the Merger Agreement remains unmodified and in full force and effect. This Amendment shall be governed by, construed and enforced in accordance with the internal laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable principles of conflicts of law). This Amendment may be signed in any number of counterparts and signatures may be delivered by facsimile or electronic image scan transmission, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:	LAKES ENTERTAINMENT, INC.

	By:	/s/ Timothy J. Cope
Timothy J. Cope
President and Chief Financial Officer

MERGER SUBSIDIARY:	LG ACQUISITION CORPORATION

	By:	/s/ Timothy J. Cope
Timothy J. Cope
President and Chief Financial Officer

COMPANY:	SARTINI GAMING, INC.

	By:	/s/ Blake L. Sartini
Blake L. Sartini
Chief Executive Officer

STOCKHOLDER:	THE BLAKE L. SARTINI AND DELISE F. SARTINI FAMILY TRUST

	By:	/s/ Blake L. Sartini
Blake L. Sartini
Trustee

	By:	/s/ Delise F. Sartini
Delise F. Sartini
Trustee

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